Back to Newsroom

EQUATOR Beverage Company Reports 2023 Q2 Results

Friday, June 30, 2023 3:05 PM

Topic: Earnings Share this Article

JERSEY CITY, NJ / ACCESSWIRE / June 30, 2023 / EQUATOR Beverage Company (OTC:MOJO) reports its results of operations for the quarter ended June 30, 2023. The Form 10-Q is expected to be filed in mid-July with the United States Securities and Exchange Commission.

Highlights include:

- Q2 2023 Net Revenue was $587,606 up from $541,102 for the same period last year. This was a $46,504 increase or 8%.
- Q2 2023 Gross Margin was $279,262 or 48% of Net Revenue. This was an increase of $90,920 over the same period last year. The gross margin percentage was 48% which was an increase from 35% for the same period last year.
- Q2 2023 Taxable Income was $50,117 compared to Taxable Income of $21,277 from Q2 2022; a $28,840 improvement or 136%.
- Q2 2023 Net Income was $19,757 compared to a Net Loss of $2,827 for Q2 2022. This was a $22,584 improvement.

The improved results were due in part to a new product that launched in 2023.

EQUATOR Beverage Company introduced its new line of MOJO Sparkling Energy drinks on July 1, 2023, designed for female consumers. These beverages appeal to a wide range of women who are seeking natural, female-centric cold energy drinks with functional benefits beyond just energy. The first flavors available are citrus, blood orange, and pink grapefruit. The caffeine content is equal to what is found in a 12 oz cup of coffee. The primary benefits of MOJO Sparkling Energy are:

- Caffeine 136 mg from green coffee beans equal to a 12 oz cup of coffee
- Electrolytes 1023 mg
- Vitamin B & C
- Super hydration for skin and body
- Keto, paleo, low-carb diets
- Zero fat & cholesterol
- Vegan, plant-based
- Gluten-free
- No preservatives
- Eco-friendly, renewable

EQUATOR will continue to repurchase its shares during Q3 2023 and expects this to continue until December 31, 2023.


mojo
coconut water
organic coconut water
sparkling energy citrus
sparkling energy blood orange
sparkling energy pink grapefruit

EQUATOR Beverage®

For additional information contact Glenn Simpson CEO EQUATOR Beverage Company at 917 574 1690 Stock Symbol: MOJO

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.

SOURCE: EQUATOR Beverage Company

Topic: Earnings

Back to Newsroom